UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2016

FREEPORT-McMoRan INC.
(Exact name of registrant as specified in its charter)

Delaware	001-11307-01	74-2480931
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

333 North Central Avenue
Phoenix, AZ	85004
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (602) 366-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 9, 2016, Freeport-McMoRan Inc. (the “Company”) entered into a Stock Purchase Agreement among CMOC Limited, a Hong Kong corporation (“Buyer”), China Molybdenum Co., Ltd., a Chinese corporation (“Buyer Guarantor”), and Phelps Dodge Katanga Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (“Seller”), pursuant to which Seller has agreed to sell its effective 56 percent ownership interest in Tenke Fungurume Mining S.A. (“Tenke”) to Buyer for (1) $2.65 billion in cash payable at closing and (2) contingent payments of up to $120 million in cash, comprised of $60 million if the average price of copper exceeds $3.50 per pound and $60 million if the average price of cobalt exceeds $20.00 per pound, in each case during calendar years 2018 and 2019 (the “Stock Purchase Agreement”).

Pursuant to the Stock Purchase Agreement, Seller has agreed to sell to Buyer all of the issued and outstanding ordinary shares of its wholly owned subsidiary, Freeport-McMoRan DRC Holdings Ltd., a Bermuda exempted company, which is the owner of 70 percent of the outstanding capital stock of TF Holdings Limited, a Bermuda exempted company. TF Holdings Limited is the direct or indirect owner of 80 percent of the outstanding capital stock of Tenke, a public limited liability company under the laws of the Democratic Republic of Congo.

The consummation of the transactions contemplated by the Stock Purchase Agreement is subject to certain specified closing conditions, including: (a) the receipt of certain regulatory approvals from governmental entities of the People’s Republic of China (the “PRC Approvals”); (b) the receipt of certain other regulatory approvals, including approvals under non-U.S. antitrust laws; (c) the expiration or waiver of a right of first offer (the “ROFO”) held by Tenke Holdings Ltd. (“THL”), an affiliate of Lundin Mining Corporation; (d) the approval by holders of at least two-thirds of the outstanding shares of capital stock of Buyer Guarantor; and (e) other customary closing conditions, including, subject to certain materiality exceptions, the accuracy of each party’s representations and warranties and each party’s compliance with its obligations and covenants under the Stock Purchase Agreement. Concurrently with the execution of the Stock Purchase Agreement, shareholders of Buyer Guarantor holding 63 percent of the outstanding shares of capital stock of Buyer Guarantor delivered to Seller an undertaking to vote the shares of Buyer Guarantor beneficially owned by them in favor of the transactions contemplated by the Stock Purchase Agreement. The transactions contemplated by the Stock Purchase Agreement do not require the approval of the Company’s shareholders.

Subject to the satisfaction or waiver of the foregoing conditions and the other terms and conditions contained in the Stock Purchase Agreement, the transaction is expected to close in the fourth quarter of 2016.

The Stock Purchase Agreement contains representations, warranties, and indemnification provisions of the parties customary for transactions of this type. Until the consummation of the transactions contemplated by the Stock Purchase Agreement, Seller has agreed, subject to certain exceptions, to conduct the Tenke business in the ordinary course.

The Stock Purchase Agreement contains certain termination rights for Buyer and Seller, in certain circumstances, including: (a) by mutual written agreement of the parties; (b) by either party if the transaction is not consummated on or before February 9, 2017, provided that at such time the party seeking to terminate is not in material breach of its obligations under the Stock Purchase Agreement; (c) by either party if the transaction would violate any non-appealable final order, decree or judgment of any governmental authority or any applicable law; (d) by either party for certain breaches of the Stock Purchase Agreement that are not cured; (e) by either party following receipt by Seller or one of its affiliates of a notice of acceptance of the ROFO from THL; (f) by either party if Buyer Guarantor’s shareholders do not approve the transactions contemplated by the Stock Purchase Agreement; or (g) by Seller if Buyer fails to deliver a letter of credit securing Buyer’s performance of its obligations under the Stock Purchase Agreement, including the payment by Buyer of its termination fee described below.

If the Stock Purchase Agreement is terminated (1) as a result of a failure by Buyer to obtain the required PRC Approvals or (2) as a result of a failure by Buyer Guarantor to obtain its required shareholder approval, then Buyer would be required to pay Seller a termination fee of $132,500,000.

If the Stock Purchase Agreement is terminated as a result of the exercise of the ROFO by THL, then Seller would be required to pay Buyer a termination fee of $20,000,000.

The foregoing description of the Stock Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 8.01 Other Events.

The Company issued a press release dated May 9, 2016, announcing its agreements to sell its interests in TF Holdings Limited for $2.65 billion in cash and up to $120 million in contingent consideration; and to enter exclusive negotiations for the sale of its interests in Freeport Cobalt and Kisanfu Exploration Project for $150 million. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The Exhibits included as part of this Current Report are listed in the attached Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREEPORT-McMoRan INC.

By: /s/ Kathleen L. Quirk
----------------------------------------
Kathleen L. Quirk
Executive Vice President, Chief Financial Officer
& Treasurer (authorized signatory and
Principal Financial Officer)

Date: May 9, 2016

Freeport-McMoRan Inc.
Exhibit Index

Exhibit
Number

2.1	Stock Purchase Agreement dated May 9, 2016, among CMOC Limited, China Molybdenum Co., Ltd., Phelps Dodge Katanga Corporation and Freeport-McMoRan Inc.

99.1
Press release dated May 9, 2016, titled “Freeport-McMoRan Announces Agreements to Sell its Interests in TF Holdings Limited for $2.65 Billion in Cash and Up to $120 Million in Contingent Consideration; and to Enter Exclusive Negotiations for the Sale of its Interests in Freeport Cobalt and Kisanfu Exploration Project for $150 Million.”